Exhibit 10.2

VIVANI MEDICAL, INC.

AMENDED AND RESTATED EXECUTIVE SEVERANCE POLICY

1.      Introduction

Vivani Medical, Inc. (the “Company”) has adopted this Amended and Restated Executive Severance Policy (the “Policy”) as of April [29], 2025 to provide certain severance pay, benefits and equity treatment to a Covered Individual who is involuntarily terminated by the Company (or its successor) in connection with a Change in Control on or following March 20, 2024 (the “Original Effective Date”). Terms with initial capitalization and not otherwise defined are defined in Section 2 below.

2.      Definitions

For purposes of this Policy, the following terms have the following meanings:

a.	“Administrator” means the board of directors of the Company (the “Board”) or the compensation committee of the Board.
b.	“Base Salary” means the Covered Individual’s base salary in effect as of the last day of employment, or, if higher, the base salary in effect immediately prior to a Change in Control.
c.

“Cause” means (i) the Covered Individual’s dishonest statements or acts with respect to the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) the Covered Individual’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Covered Individual’s gross negligence, willful misconduct or insubordination with respect to the Company; or (iv) the Covered Individual’s material violation of any provision of any agreement(s) between the Covered Individual and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

d.	“Change in Control” means “Sale Event” as defined under the Vivani Medical, Inc. 2022 Omnibus Incentive Plan, as amended from time to time.
e.	“Covered Individual” means any executive-level employee of the Company (i.e. any member of the Company’s executive leadership team as determined in the sole discretion of the Administrator) who (i) resides in the United States and (ii) is employed by the Company in such executive-level position on or following the Original Effective Date.
f.	“Effective Time” means the consummation of the transaction or series of transactions that result in the Change in Control.
g.

“Good Reason” means that the Covered Individual has complied with the “Good Reason Process” following the occurrence of any of the following events, without the Covered Individual’s consent: (1) a material diminution in the Covered Individual’s responsibilities, authority, or duties; (2) a material diminution in the Covered Individual’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all senior management employees of the Company; (3) a material change in the geographic location of the principal office of the Company to which the Covered Individual is assigned (or the Covered Individual’s remote office if the Covered Individual is a remote employee), such that there is an increase of at least thirty (30) miles of driving distance to such location from the Covered Individual’s principal residence as of such change; (4) a material breach of the terms of the Covered Individual’s employment agreement; or (5) a material adverse change in the Covered Individual’s working condition (i.e. a change in the percentage of time the Covered Individual is expected to devote to the Company).

h.

“Good Reason Process” means: (1) the Covered Individual reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Covered Individual notifies the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (3) the Covered Individual cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (5) the Covered Individual terminates his or her employment and provides the Company with a notice of termination with respect to such termination, each within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

i.

“Separation Agreement” means a separation agreement in a form and manner satisfactory to the Company containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property, non- disparagement and reaffirmation of applicable restrictive covenants agreements.

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3.      Conditions

To be eligible for the applicable Severance Benefits (as defined below), the Covered Individual must satisfy each of the following “Conditions:” (i) either (A) be terminated by the Company other than due to Cause, death or disability, or resign from the Company for Good Reason, in either case within sixty (60) days prior to the Effective Time or (B) be terminated by the Company (or its successor) other than due to Cause, death or disability, or resign from the Company for Good Reason, in either case on or within 12 months after the Effective Time (either of (A) or (B), as applicable, the “Triggering Event”), (ii) execute and return the Separation Agreement in accordance with the terms of the Separation Agreement; (iii) if applicable, not revoke the Separation Agreement; and (iv) comply with the terms of the Separation Agreement.

4.      Severance Benefits

Covered Individuals who satisfy each of the Conditions are eligible for the following “Severance Benefits”:

a.	Severance Pay: The Company will pay the Covered Individual twelve (12) months of the Covered Individual’s Base Salary in the form of a lump sum payment (“Severance Pay”). Severance Pay will be paid on the first practicable payroll date following the effective date of the Separation Agreement or the Effective Time, if later (and in any event no later than March 15 of the year following the year in which the Triggering Event occurs), subject to applicable tax withholdings.
b.	Bonus Pay: The Company will pay the Covered Individual, in the form of a lump sum payment on the first practicable payroll date following the effective date of the Separation Agreement or the Effective Time, if later, the Covered Individual’s target annual bonus for the then-current year (or the Covered Individual’s target annual bonus in effect immediately prior to the Change in Control, if higher), prorated to reflect the number of days the Covered Individual worked at the Company during the applicable year (“Bonus Pay”); provided, that the Bonus Pay shall be paid no later than March 15 of the year following the year in which the Triggering Event occurs and shall be subject to applicable tax withholdings.
c.

Employer Payment of COBRA Premiums.  If a Covered Individual was participating in the Company’s group health plan immediately prior to the date of termination and elects COBRA health continuation, then the Company will pay the group health plan provider or the COBRA administrator, as applicable, the same portion of COBRA premiums that it pays for active employees for the same level of group medical, dental and vision coverage until the earliest of the following: (a) the date that is twelve (12) months from the date of termination; (b) the date the Covered Individual becomes eligible for group medical care coverage through other employment; or (c) the end of the Covered Individual’s eligibility under COBRA for continuation coverage for medical, dental and vision care (the “Health Benefits Period”). The Covered Individual must notify the group health plan provider or COBRA administrator, as applicable, promptly if they become eligible for group medical care coverage through another employer. The Covered Individual must also respond promptly and fully to any reasonable requests for information concerning their eligibility for such coverage. If applicable, the Covered Individual may continue coverage after the Health Benefits Period entirely at their own expense for the remainder of the COBRA continuation period, subject to continued eligibility. Notwithstanding the foregoing, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider, as applicable, without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Covered Individual for the Health Benefits Period. Such payments to the Covered Individual shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. The amounts payable under this section, if applicable, shall be paid out in a substantially equal installments in accordance with the Company’s payroll practice over 12 months, commencing within sixty (60) days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year no later than the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.

d.	Accelerated Vesting. Notwithstanding anything to the contrary in any applicable equity plan and/or equity award agreement (collectively, the “Equity Documents”), all stock options and other stock-based awards held by the Covered Individual that are subject solely to time-based vesting (the “Time-Based Equity Awards”) shall accelerate and become fully vested and exercisable or nonforfeitable as of the effective date of the Separation Agreement or Effective Time, if later (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Covered Individual’s Time-Based Equity Awards that would otherwise terminate or be forfeited on the date of termination will be delayed as necessary to effectuate the terms of this Section 4(d).

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5.      Policy Administration

The Administrator shall have such powers and authority as are necessary to discharge its duties and responsibilities under this Policy, which include, but are not limited to, interpretation and construction of the Policy, the determination of all questions of fact, including, without limitation, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters. All decisions and interpretations of the Administrator shall be final, conclusive and binding on all persons, including the Covered Individuals. The Administrator retains the right to amend, revise, change or end this Policy at any point in the future; provided that the Administrator may not amend or end the Policy during the period commencing on the date that the Company enters into a definitive agreement that if consummated, would result in a Change in Control and ending on the earlier of (i) 12 months after a Change in Control and (ii) the termination of the definitive agreement without the consummation of a Change in Control

6.      Integration With Other Pay or Benefit Requirements

The Severance Benefits provided for in this Policy are the maximum benefit that the Company will provide to a Covered Individual upon an involuntarily termination in connection with a Change in Control; provided that, notwithstanding anything to the contrary in the foregoing, Covered Individuals will be paid all wages through the end of employment in accordance with applicable law. Payment of the Severance Benefits shall not be provided under this Policy or otherwise unless the Covered Individual enters into a Separation Agreement that includes, among other things, a waiver of all rights and claims under the Worker Adjustment and Retraining Notification Act (“WARN Act”) or any federal, state or local law, including, without limitation, so called “plant closing” laws, requires advance notice or a payment of any kind to a Covered Individual because of that Covered Individual’s involuntary termination due to a layoff, reduction in force, plant or facility closing, or similar event. Further, to the extent that the Company owes any amounts in the nature of severance benefits to any Covered Individual under any other program, policy or plan that is not otherwise superseded by this Policy, or to the extent that the WARN Act or any federal, state or local law, including, without limitation, so called “plant closing” laws, requires advance notice or a payment of any kind to a Covered Individual because of that Covered Individual’s involuntary termination due to a layoff, reduction in force, plant or facility closing, or similar event, the Severance Benefits shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the Severance Benefits provided under this Policy to satisfy any and all statutory obligations that may arise out of a Covered Individual’s involuntary termination and the Company shall so construe and implement the terms of the Policy accordingly. In addition, the Company intends for the Severance Benefits provided to Covered Individuals to satisfy any and all contractual and other obligations that may arise out of the Covered Individual’s involuntary termination and the Company shall so construe and implement the terms of the Policy accordingly. For the avoidance of doubt, the furnishing of Severance Benefits in accordance with this Policy will not be deemed an admission of wrongdoing by the Company.

7.      Section 409A

The payments under this Policy are intended either to be exempt from Section 409A of the Code (“Section 409A”) under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. This Policy shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this policy shall be considered separate payments. To the extent that any payment or benefit described in this Policy constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon an employee’s termination of employment, then such payments or benefits shall be payable only upon such employee’s “separation from service” (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)). Notwithstanding any provision to the contrary, to the extent an employee is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on such employee’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of (i) the date six months and one day after the employee’s separation from service or (ii) the employee’s death. This Policy may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. The Company makes no representation or warranty and shall have no liability to any employee or any other person if any provisions of this Policy are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

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8.      Policy Not an Employment Contract

The Policy is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Policy gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason.

9.      Severability

In case any one or more of the provisions of this Policy (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Policy shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

10.    Non-Assignability by Covered Individual; Assignability by Company

No right or interest of any Covered Individual in this Policy shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy. The Company may assign or otherwise transfer this Policy to any other person or entity without any Covered Individual’s consent. This Policy shall inure to the benefit of and be binding upon the Company, and the Company’s successors and assigns.

11.    Governing Law

This Policy shall be construed in accordance with and under applicable provisions of the laws of the State of Delaware, without regard to conflict of laws provisions.

12.    Additional Limitation

Anything in this Policy to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Individual, whether paid or payable or distributed or distributable pursuant to the terms of this Policy or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Individual becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Individual receiving a higher After Tax Amount (as defined below) than the Covered Individual would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

For purposes of this Section 12, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Covered Individual as a result of the Covered Individual’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Individual shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.

The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 12 shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Individual within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Individual. Any determination by the Accounting Firm shall be binding upon the Company and the Covered Individual. For purpose of this Section 12, “Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.

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